EXHIBIT 99.1

Behringer Harvard Completes Offering of Opportunity REIT I

Approximately $530 Million Raised for Opportunistic and Value-Added Projects

DALLAS, January 7, 2008 — Behringer Harvard today announced that Behringer Harvard Opportunity REIT I, Inc., a non-traded real estate investment trust (REIT), reached full subscription. The Opportunity REIT generated approximately $530 million in gross offering proceeds through the sale of approximately 53.1 million shares in its primary offering.

“Our Opportunity REIT confirms that today’s individual investors understand and are attracted to the type of value-added and opportunistic real estate investments that most major institutions include in their portfolios,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “They see how the range of property types and repositioning strategies in the portfolio can help add diversity to their holdings, as well as recognize the potential for value creation inherent in these types of investments.”

Behringer Harvard’s opportunity-style programs primarily invest in commercial real estate properties with value-added and opportunistic characteristics that are either operating or newly constructed, and that may require development, redevelopment, or repositioning to achieve favorable returns at exit. The Behringer Harvard Opportunity REIT I portfolio currently holds investments in nine institutional quality office buildings, both domestic and international; four Class A multifamily communities; one mixed use development; and three upscale hospitality projects including the historic Chase Park Plaza and Royal Island, a 400-plus acre mixed-use island resort development under way in the Bahamas.

This is the fourth value-added and opportunistic fund offered by Behringer Harvard through the independent broker-dealer community since 2003. All four programs have been fully subscribed.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the most recent Annual Report on Form 10-K of Behringer Harvard Opportunity REIT I, Inc., available at http://www.sec.gov. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President-Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318